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                                                                    EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                               AMENDMENT TO BYLAWS
                                       OF
                            RUBIO'S RESTAURANTS, INC.


                            Certificate of Secretary


         The undersigned does hereby certify that:

         I am the duly qualified Secretary of Rubio's Restaurants, Inc., a duly organized and existing Delaware corporation (the "Corporation").

         The following is a true copy of a resolution duly adopted by written consent of the directors of the Corporation on May 20, 2000, which appears in the minute book of the Corporation:

         NOW, THEREFORE, BE IT RESOLVED, that Article III, Section 1 of the Bylaws of this Corporation shall be amended and restated in its entirety to read as follows:

                  "Section 1. CLASSES, NUMBER, TERM OF OFFICE AND QUALIFICATION. At the next annual meeting of stockholders following the adoption of these Bylaws, the Directors shall be classified into three classes, as nearly equal in number as possible as determined by the Board of Directors, with the term of office of the first class to expire at the second annual meeting of stockholders following the adoption of these Bylaws, the term of office of the second class to expire at the third annual meeting of stockholders following the adoption of these Bylaws, the term of office of the third class to expire at the fourth annual meeting of stockholders following the adoption of these Bylaws. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Additional directorships resulting from an increase in the number of Directors shall be apportioned among the classes as equally as possible as determined by the Board of Directors. The number of directors that shall constitute the whole board shall not be less than six (6) nor more than ten (10). The number of Directors which shall constitute the whole Board shall be fixed by resolution of the Board of Directors, with the number currently fixed at six (6). The number of Directors shall be determined by resolution of sixty-six and two-thirds percent (66-2/3%) of the Directors then in office or by sixty-six and two-thirds percent (66-2/3%) of the stockholders at the annual meeting of the stockholders, and each Director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders."

         The foregoing resolution is in conformity with the Certificate of Incorporation and Bylaws of the Corporation, has never been modified or repealed, and is now in full force and effect.

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         IN WITNESS WHEREOF, I have executed this Amendment to Bylaws and affixed the seal of the Corporation on the 2nd day of June, 2000.



                                      ----------------------------
                                      Joseph Stein, Secretary